Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Superior Energy Services, Inc.:

We consent to the use of our report dated March 1, 2003, with respect to the consolidated balance sheets of Superior Energy Services, Inc. (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for depreciation on liftboats, a change in the method of accounting for derivative instruments and hedging activities and the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141 and certain provisions of SFAS No. 142 as of July 1, 2001. As of January 1, 2002, the Company adopted the remaining provisions of SFAS No. 142.

                                                                                                /s/ KPMG LLP

New Orleans, Louisiana

July 1, 2003